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                                                                    EXHIBIT 99.1

David Weinstock
Vice President, Investor Relations
(215) 444-5335
dweinstock@advanta.com

Catherine Reid
Vice President, Communications
(215) 444-5073
creid@advanta.com



                                                        FOR IMMEDIATE RELEASE



              ADVANTA REDUCES DEPOSIT LIABILITIES BY $389.7 MILLION

Spring House, PA, June 28, 2001 - Advanta Corporation (NASDAQ: ADVNB; ADVNA), capitalizing on its large cash position, announced today that its wholly-owned subsidiary Advanta National Bank has sold $389.7 million of deposit liabilities to E*TRADE Bank, a wholly-owned subsidiary of E*TRADE Group, Inc. (NYSE: ET). "Advanta received more than $1 billion in cash from the sale of our mortgage business in February. Given our large cash position, removing these deposits from our balance sheet has many benefits," said William Rosoff, President. "Most importantly, the deposit sale reduces net interest expense and excess liquidity."

The Company expects that the sale of deposits will reduce net interest expense related to the Advanta National Bank portfolio by over $7 million. After recording a $2.9 million pretax loss on the transaction for the second quarter of 2001, which is an effective acceleration of net interest expense that otherwise would have been incurred during future quarters, the net savings to Advanta will be in excess of $4 million.

The deposit sale also furthers Advanta's previously announced and ongoing plan to reduce debt. After the closing of the deposit sale, the Company has reduced debt and deposits by approximately $870 million since March 31, 2001.


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Advanta is a highly focused financial services company which has been providing innovative financial solutions since 1951. Advanta leverages its first-class direct marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Over the past five years, it has used these distinctive capabilities to become one of the nation's largest issuers of MasterCard business credit cards to small businesses. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are factors that may impact the Company's net savings due to the sale of deposits, including: (1) the Company's managed net interest margin; (2) interest rate fluctuations; (3) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their regulators;
(4) the amount and cost of financing available to the Company; and (5) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.